Exhibit 99.1
News Release

GreenMan Technologies’ American Power Group Subsidiary Enters New $2 Million Asset Based Financing Agreement

CARLISLE, Iowa – November 15, 2010  --- GreenMan Technologies, Inc. (OTCBB:GMTI) announced that its American Power Group, Inc. subsidiary (“APG”) has entered into a new, $2 million asset based financing agreement with its existing lender, Iowa State Bank, an Algona, Iowa institution.  The agreement matures December 1, 2011 and is secured by substantially all of APG’s assets.  In addition, Iowa State Bank agreed to reduce an existing $800,000 certificate of deposit held as collateral to $300,000 in return for a pledge of two million shares of unregistered GreenMan Technologies common shares and a GreenMan Technologies corporate guaranty. Specific details of this transaction can be found in the Company’s Form 8-K which will be filed with the Securities and Exchange Commission today.

APG used approximately $800,000 of the proceeds to repay an existing note with Iowa State Bank. The remaining $1.2 million balance will be made available as a revolving line of credit as certain agreed upon milestones are achieved.  The revolving line availability will be based on eligible accounts receivable and inventory, as defined.

Chuck Coppa, GreenMan’s Chief Financial Officer stated, “We appreciate the continued support and cooperation of Iowa State Bank as one of our key financial partners. Based on previously announced orders, we anticipate recording between $600,000 and $900,000 of revenue during the December 2010 quarter, which is two to three times greater than the dual fuel related revenue reported during fiscal 2010. These new revenues along with the Iowa State Bank credit line and the return of the $500,000 of cash collateral will positively impact our near term financial condition, allowing us to continue focusing on closing existing bids as well as advancing our new domestic and international partnerships. Major corporations, in the U.S. and abroad,  are beginning to understand the positive impact that our reliable dual fuel stationary and vehicular third generation designs can have on meeting their corporate sustainability goals.   This new line of available credit will also support the noticeable momentum we’ve seen on the domestic vehicular front as we establish approved EPA testing programs which we expect will result in the launch of our vehicular dual fuel production in 2011."

About GreenMan Technologies
GreenMan Technologies, through its subsidiaries, provides technological processes and unique marketing programs for alternative energy, renewable fuels and innovative recycled products.  The Company’s alternative energy subsidiaries, American Power Group, Inc. (APG) and APG International, Inc. (APGI) provide a cost-effective patented dual fuel technology for diesel engines.  APG's dual fuel alternative energy system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: 1) diesel fuel and compressed natural gas ("CNG"); 2) diesel fuel and bio-methane, or 3) 100% diesel fuel depending on the circumstances. The proprietary technology seamlessly displaces up to 65% of the normal diesel fuel consumption with CNG or bio-methane and the energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers' ("OEM") specified temperatures and pressures with no loss of horsepower. Installation requires no engine modification unlike the more expensive high-pressure alternative fuel systems in the market.  Our Green Tech Products, Inc. subsidiary develops and markets branded products and services that provide schools and other political subdivisions viable solutions for safety, compliance, and accessibility including recycled surfacing. See additional information at: www.greenman.biz., www.americanpowergroupinc.com, and www.playgroundcompliance.com.

 "Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risks and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the fact that we have sold the tire recycling operations which have historically generated substantially all our revenue and that we will be prohibited from competing in that business on a regional basis until 2013; the risk that we may not be able to increase the revenue or improve the operating results of our Green Tech Products or American Power Group divisions; the risk that we may not be able to return to sustained profitability; the risk that we may not be able to secure additional funding necessary to grow our business, on acceptable terms or at all; the risk that if we have to sell securities in order to obtain financing, the rights of our current stockholders may be adversely affected; the risk that we may not be able to increase the demand for our products and services; the risk that we may not be able to adequately protect our intellectual property; and risks of possible adverse effects of economic, governmental, seasonal and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2009. The Company disclaims any intent or obligation to update these "forward-looking" statements.